 EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2024 TPT Global Tech, Inc. Stock Option, Compensation, and Award Incentive Plan of our report dated May 16, 2023 (February 13, 2024 as to the effects of discontinued operations described in Note 13), with respect to the financial statements of TPT Global Tech, Inc. included in its Form S-1 Registration Statement filed on February 13, 2024, as of and for the years ended December 31, 2022 and 2021. We also consent to the reference to our firm under the heading “Interests of Named Experts and Counsel’ in this registration statement.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

February 13, 2024